UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 18, 2018

SENTINEL ENERGY SERVICES INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-38271	98-1370747
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Louisiana Street, Suite 2700
Houston, Texas 77002

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 407-0686

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Transaction Agreement

On October 18, 2018, Sentinel Energy Services Inc. (the “Company”) entered into a Transaction Agreement and Plan of Merger (the “Transaction Agreement”) with OEP Secondary Fund (Strike), LLC (“Blocker”), One Equity Partners Secondary Fund, L.P. (“Blocker Seller”), Strike Capital, LLC (“Strike”), the other equityholders of Strike party thereto (collectively, the “Unit Sellers” and together with the Blocker Seller, the “Sellers”), OEP-Strike Seller Representative, LLC (the “Seller Representative”) and a wholly-owned subsidiary of the Company (“Blocker Merger Sub”), which provides for, among other things, (i) the merger of Blocker Merger Sub with and into Blocker, with Blocker continuing as the surviving entity, immediately followed by the merger of Blocker with and into the Company, with the Company continuing as the surviving entity, (ii) the purchase by the Company from the Unit Sellers of a certain number of issued and outstanding equity interests of Strike, with the Unit Sellers retaining the remaining issued and outstanding equity interests of Strike (the “Retained Company Units”), and (iii) the contribution by the Company to Strike of all remaining cash held by the Company. In addition, prior to the closing (“Closing”) of the transactions contemplated by the Transaction Agreement (the “Business Combination”), the Company expects to domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Article 206 of the Cayman Islands Companies Law (2018 Revision) (the “Domestication”). References to the Company herein refer to the post-domestication company.

Following the Closing, the combined company will be organized in an “Up-C” structure whereby the Company’s only assets will consist of equity interests of Strike. The Company will own a majority of the outstanding equity interests of Strike and will be the sole manager of Strike. Upon the Closing, the Company will change its name to “Strike, Inc.”

Consideration

Subject to the terms and conditions set forth in the Transaction Agreement, the Company has agreed to pay to the Sellers approximately $124.4 million in cash and issue to the Sellers an aggregate of approximately 30.6 million shares of common stock of the Company, with Blocker Seller receiving a portion of such cash and shares of Class A common stock of the Company (the “Class A Common Stock”) and the Unit Sellers receiving a portion of such cash and a number of shares of Class B common stock of the Company (the “Class B Common Stock”) equal to the number of Retained Company Units held by them, in each case as calculated pursuant to the terms of the Transaction Agreement. Pursuant to an Exchange Agreement to be entered into at the Closing between the Company, Strike and the Unit Sellers (the “Exchange Agreement”), each Retained Company Unit, together with one share of Class B Common Stock, will be exchangeable in the future, subject to certain conditions, for either one share Class A Common Stock, or, at the Company’s election, the cash equivalent to the market value of one share of Class A Common Stock, subject to adjustment as provided in the Exchange Agreement.

Representations, Warranties and Covenants

The parties to the Transaction Agreement have made customary representations, warranties and covenants in the Transaction Agreement, including, among others, covenants with respect to the conduct of the Company, Strike and the Blocker during the period between execution of the Transaction Agreement and the Closing.

Conditions to Closing

The Closing is subject to certain customary closing conditions, including, approval by the Company’s stockholders of the Transaction Agreement and the Business Combination and the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. In addition, the parties’ obligations to consummate the Business Combination are subject to the Company having sufficient cash available to pay the cash portion of the consideration payable to the Sellers under the Transaction Agreement, which is expected to be approximately $124.4 million, subject to adjustment in accordance with the Transaction Agreement.

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Termination

The Transaction Agreement may be terminated prior to the Closing under certain circumstances, including, among others: (i) by mutual written consent of the Company and Strike; (ii) by the Company or Strike if (x) the Closing has not occurred on or prior to February 13, 2019, or such later date as the Company and Strike may agree in writing, unless such party’s failure to comply in all material respects with the covenants and agreements contained in the Transaction Agreement results in or causes the failure of the transactions contemplated thereby to be consummated by such time or (y) the relevant governmental authority issues an order permanently making the Business Combination illegal or enjoins, restricts or otherwise prohibits the consummation of the Business Combination, and such order becomes final and non-appealable; (iii) by the Company if Strike, Blocker or the Sellers breach or fail to perform any of their respective covenants, agreements or representations and warranties under the Transaction Agreement; and (iv) by Strike if the Company or Blocker Merger Sub breaches or fails to perform any of its covenants, agreements or representations and warranties under the Transaction Agreement.

The foregoing description of the Transaction Agreement and the Business Combination does not purport to be complete and is qualified in its entirety by the terms and conditions of the Transaction Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The Transaction Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The Transaction Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Strike or any other party to the Transaction Agreement. In particular, the representations, warranties, covenants and agreements contained in the Transaction Agreement, which were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Transaction Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Transaction Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the U.S. Securities and Exchange Commission (the “SEC”). Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Transaction Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Transaction Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Transaction Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Subscription Agreements

In connection with its entry into the Transaction Agreement, the Company entered into subscription agreements (the “Subscription Agreements”), each dated as of October 18, 2018, with certain investors, including one or more investment funds controlled by CSL Capital Management L.P., an energy services-focused private equity fund (“CSL Energy”) and certain funds and accounts managed by Fidelity Management & Research Company (collectively, the “Investors”), pursuant to which, among other things, the Company agreed to issue and sell in a private placement an aggregate of 13,200,000 shares of Class A Common Stock to the Investors for $10.00 per share, or an aggregate cash purchase price of $132.0 million (the “Private Placement”). The Private Placement is expected to close concurrently with the Closing. The Company’s sponsor, Sentinel Management Holdings, LLC (the “Sponsor”) is a portfolio company of CSL Energy.

Pursuant to the Subscription Agreements, the Investors will be entitled to certain registration rights, subject to customary black-out periods and other limitations as set forth therein. In addition, the Investors, other than CSL Energy, will be entitled to liquidated damages payable by the Company in certain circumstances, including in the event that (a) a resale registration statement for the Investor’s shares of Class A Common Stock issued in the Private Placement has not been filed with the SEC within 45 calendar days following the Closing (the “Filing Deadline”), (b) the registration statement has not been declared effective by the SEC by the 75th calendar day (or 105th calendar day if the SEC notifies the Company that it will “review” the registration statement) following the Filing Deadline, (c) following the effectiveness of the registration statement, the registration statement ceases to remain continuously effective or the Investors are not permitted to utilize the registration statement to resell their acquired shares of Class A Common Stock, subject to a special grace period for post-effective amendments or (d) after six months following the Closing, the Investors who are not affiliates of the Company are unable to sell their acquired shares of Class A Common Stock without restriction under Rule 144 of the Securities Act as a result of the Company failing to file with the SEC required reports under Section 13 or Section 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) such that the Company is not in compliance with Rule 144(e)(1) (or Rule 144(i)(2), if applicable) (each such event referred to in clauses (a) through (d), a “Registration Default”). The Subscription Agreements provide that liquidated damages will be payable monthly by the Company during the time of a Registration Default in the amount of 0.5% of the purchase price paid by the applicable Investor for its acquired shares of Class A Common Stock, subject to a cap of 5.0%.

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The foregoing description of the Subscription Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the Subscription Agreements, copies of which are filed as Exhibits 10.1 and 10.2 hereto and are incorporated by reference herein.

Contribution Agreement

In connection with its entry into the Transaction Agreement, on October 18, 2018, the Company entered into a purchase and contribution agreement (the “Contribution Agreement”) with Strike, LLC, a wholly owned subsidiary of Strike, CSL Energy Holdings III Corp, LLC (“CSL Holdings”) and Invacor Pipeline and Process Solutions, LLC, an entity under common control with CSL Holdings (“Invacor” and, together with CSL Holdings, the “Invacor Sellers”), pursuant to which (i) immediately prior to the Closing, the Invacor Sellers have agreed to transfer all of the issued and outstanding membership interests (the “Pipelogic Interests”) in Pipelogic Services, L.L.C. (“Pipelogic”) to the Company in exchange for 1,800,000 shares of Class A Common Stock and (ii) immediately following the Closing, the Company has agreed to contribute the Pipelogic Interests to Strike, LLC in exchange for 1,800,000 Units of Strike.

The foregoing description of the Contribution Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Contribution Agreement, a copy of which is filed as Exhibit 10.3 hereto and incorporated by reference herein.

Voting and Support Agreement

Concurrent with the execution of the Transaction Agreement, the Sponsor and certain shareholders of the Company, in each case, that hold ordinary shares of the Company (collectively, the “Initial Shareholders”) entered into a Voting and Support Agreement with Strike (the “Voting and Support Agreement”). Pursuant to the Voting and Support Agreement, the Initial Shareholders (representing as of the date hereof approximately 20% of the voting power of the Company) agreed to vote: (i) in favor of the adoption of the Transaction Agreement and approval of the proposed Business Combination and other transactions contemplated by the Transaction Agreement; (ii) against any actions that would result in a breach by the Company of any representations, warranties, covenants, obligations or agreements contained in the Transaction Agreement; (iii) in favor of the proposals set forth in the Company’s proxy statements related to the Domestication and the proposed Business Combination (including in favor of the election of designees of the board of directors of the Company as set forth in the Voting and Support Agreement); (iv) for any proposal to adjourn or postpone the applicable special meeting of stockholders to approve matters related to the Domestication and the proposed Business Combination to a later date if there are not sufficient votes for approval of such matters, (v) against any alternative proposals or transactions to the Domestication and the proposed Business Combination; and (vi) in favor of any proposal submitted to shareholder for approval in connection with the Domestication.

The Voting and Support Agreement generally prohibits the Initial Shareholders from transferring, or permitting to exist any liens on, their shares prior to the termination of such agreement. The Voting and Support Agreement will automatically terminate, as to any Initial Shareholder, upon the first to occur of (i) the mutual written consent of Strike and such Initial Shareholder, (ii) the Closing or (iii) the date of termination of the Transaction Agreement in accordance with its terms.

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Under the Voting and Support Agreement, the Initial Shareholders agreed to waive any and all rights that any Initial Shareholders has or may have (including pursuant to any side letters between the Initial Shareholders and the Company or otherwise) to receive any additional warrants or any equity securities of the Company or any of its subsidiaries, whether in connection with the repayment of any loans to the Company or otherwise.

The foregoing description of the Voting and Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Voting and Support Agreement, a copy of which is filed as Exhibit 10.4 hereto and incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K with respect to the issuance of common stock of the Company is incorporated by reference herein. The common stock issuable in connection with the transactions contemplated by the Business Combination will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 7.01	Regulation FD Disclosure.

On October 19, 2018, the Company issued a press release announcing the execution of the Transaction Agreement. The press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Attached as Exhibit 99.2 and incorporated by reference herein is the investor presentation dated October 19, 2018, that will be used by the Company with respect to the Business Combination.

The Company and Strike will also hold a pre-recorded investor call at 9:00 a.m. Central time on October 19, 2018 to discuss the Business Combination. A copy of the transcript for the call is attached hereto as Exhibit 99.3 and incorporated by reference herein.

The information in this Item 7.01, including Exhibits 99.1, 99.2 and 99.3, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filings. This Current Report will not be deemed an admission as to the materiality of any information of the information in this Item 7.01, including Exhibits 99.1, 99.2 and 99.3.

Important Information About the Business Combination and Where to Find It

In connection with the proposed Business Combination, the Company intends to file a preliminary proxy statement of the Company. The Company will mail a definitive proxy statement and other relevant documents to its stockholders. The Company’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement and the amendments thereto and the definitive proxy statement and documents incorporated by reference therein filed in connection with the Business Combination, as these materials will contain important information about Strike, the Company and the Business Combination. When available, the definitive proxy statement and other relevant materials for the Business Combination will be mailed to stockholders of the Company as of a record date to be established for voting on the Business Combination. Stockholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web site at www.sec.gov, or by directing a request to: Sentinel Energy Services Inc., 700 Louisiana Street, Suite 2700, Houston, Texas 77002, Attention: General Counsel and Secretary, (281) 407-0686.

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Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in the Company is contained in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to Sentinel Energy Services Inc., 700 Louisiana Street, Suite 2700, Houston, Texas 77002, Attention: General Counsel and Secretary, (281) 407-0686. Additional information regarding the interests of such participants will be contained in the proxy statement for the Business Combination when available.

Strike and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination will be included in the proxy statement for the Business Combination when available.

Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s and Strike’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s and Strike’s expectations with respect to future performance and anticipated financial impacts of the Business Combination, the satisfaction of the closing conditions to the Business Combination and the timing of the completion of the Business Combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s and Strike’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Transaction Agreement or could otherwise cause the Business Combination to fail to close; (2) the outcome of any legal proceedings that may be instituted against the Company and Strike following the announcement of the Transaction Agreement and the Business Combination; (3) the inability to complete the Business Combination, including due to failure to obtain approval of the stockholders of the Company or other conditions to closing in the Transaction Agreement; (4) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the Business Combination; (5) the inability to obtain the listing of the shares of common stock of the post-acquisition company on The New York Stock Exchange or any alternative national securities exchange following the Business Combination; (6) the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the Business Combination; (7) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (8) costs related to the Business Combination; (9) changes in applicable laws or regulations; (10) the possibility that Strike or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (11) other risks and uncertainties indicated from time to time in the proxy statement relating to the Business Combination, including those under “Risk Factors” therein, and in the Company’s other filings with the SEC. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

No Offer or Solicitation

This Current Report on Form 8-K shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination. This Current Report on Form 8-K shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act, or an exemption therefrom.

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Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1*	Transaction Agreement, dated as of October 18, 2018, by and among the Company, OEP Secondary Fund (Strike), LLC, One Equity Partners Secondary Fund, L.P., Strike Capital, LLC, the other equity holders of Strike Capital, LLC party thereto, OEP-Strike Seller Representative, LLC and SES Blocker Merger Sub, LLC.
10.1	Subscription Agreement, dated as of October 18, 2018, by and between the Company and CSL Energy Opportunities Fund III, L.P.
10.2	Subscription Agreement, dated as of October 18, 2018, by and among the Company and certain funds and accounts managed by Fidelity Management & Research Company party thereto.
10.3	Purchase and Contribution Agreement, dated as of October 18, 2018, by and among the Company, Invacor Pipeline and Process Solutions, LLC, CSL Energy Holding III Corp, LLC, and Strike, LLC.
10.4	Voting and Support Agreement, dated as of October 18, 2018, by and among the Company, Strike Capital, LLC, Sentinel Management Holdings LLC, and the other parties thereto.
99.1	Press Release.
99.2	Investor Presentation.
99.3	Conference Call Script.

*	Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTINEL ENERGY SERVICES INC.

	By:	/s/ Krishna Shivram
Name: Krishna Shivram
Title: Chief Executive Officer

Dated: October 19, 2018

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